PROVIDENCE ENERGY CORPORATION

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        JANUARY 19, 1995



     The annual meeting of the shareholders of Providence Energy
Corporation will be held at the Inn at the Crossings, 800 Greenwich Avenue, Warwick, Rhode Island, on Thursday, January 19, 1995 at 10 o'clock a.m., for the following purposes:

     (1) To elect four directors for terms expiring at the time of the 1998 annual meeting.

     (2) To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on December 2, 1994 will be entitled to notice of and to vote at the annual meeting.



                    Alycia L. Goody, Secretary


Providence, Rhode Island
December 19, 1994



     IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.














                  PROVIDENCE ENERGY CORPORATION

            PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                        JANUARY 19, 1995



     This proxy statement has been prepared in connection with the solicitation on behalf of the Board of Directors of Providence Energy Corporation (the "Corporation") of proxies in the accompanying form to be used at the annual meeting of the shareholders of the Corporation to be held January 19, 1995. The cost of such solicitation will be born by the Corporation. Solicitation of proxies will be by mail, except for some personal solicitations which may be made by regular officers and employees of the Corporation, without special compensation. Any shareholder giving a proxy will have the right to revoke it at any time prior to the voting thereof, by giving the Secretary notice in writing of such revocation. Any shareholder may also revoke his or her proxy in person by so notifying the Secretary at the annual meeting. Unless a proxy received by the Board of Directors is so revoked, the shares represented by such proxy will be voted at the annual meeting in accordance with the specifications made thereon.

     The address of the principal offices of the Corporation is 100 Weybosset Street, Providence, Rhode Island 02903. The approximate date upon which this proxy statement and related proxies are first to be sent to shareholders is December 19, 1994.


                        VOTING AT MEETING

     Only shareholders of record at the close of business on December 2, 1994 will be entitled to notice of and to vote at the annual meeting, and each such shareholder will be entitled to one vote for each share registered in such shareholder's name. On December 2, 1994, there were 5,602,156 shares of the common stock of the Corporation outstanding and entitled to be voted at the annual meeting.














                       ELECTION OF DIRECTORS


     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. The terms of office of four of the present directors, Mrs. Dorothy G. Kramer and Messrs. Gilbert R. Bodell, Jr., Robert P. Freeman and Louis R. Hampton, will expire at the time of the 1995 annual meeting, and Messrs. Freeman and Hampton and Mrs. Kramer are not standing for reelection. Accordingly, four directors are to be elected at the annual meeting, for terms expiring at the 1998 annual meeting.

     It is intended that stock in respect of which proxies are given pursuant to this solicitation will be voted for the election of Mrs. M. Anne Szostak and Messrs. Gilbert R. Bodell Jr., Paul F. Levy and W. Edward Wood as members of the Board of Directors for terms expiring at the time of the 1998 annual meeting. In the event that any of such nominees should become unavailable for election, which is not now expected, a substitute nominee or nominees may be designated by the Board of Directors. Cumulative voting is not permitted in the election of directors.

     Dr. Diane M. Disney and William W. Bennett, presently directors of the Corporation with terms of office expiring at the time of the 1997 annual meeting, have submitted their resignations effective upon the adjournment of the 1995 annual meeting. In accordance with the Corporation's bylaws, the Board has elected Mrs. Kramer to fill the vacancy to be created by Mr. Bennett's resignation, to serve for the unexpired portion of Mr. Bennett's term. At the present time the Board has no plans for filling the vacancy to be created by Dr. Disney's resignation, although it may elect a successor at some time subsequent to the annual meeting.

     Certain information with respect to the nominees to be presented at the annual meeting and the directors whose terms of office will continue after the annual meeting is as follows:

      Name and Age               Principal Occupation

Gilbert R. Bodell,Jr. .....(64)  President, Frontier Manufacturing
                                 Company (textiles);former Vice
[Picture of Mr. Bodell]          President, Valley Lace Co. and
                                 Esten Dyeing and Finishing Co.,
                                 Inc.

      Director Since(1)          Expiration of Term

          1980                        1995

      Name and Age               Principal Occupation

James H. Dodge ...........(54)   Chairman since January, 1992 and
                                 President and Chief Executive
                                 Officer of the Corporation since
[Picture of Mr. Dodge]           August, 1990; from 1984
                                 through August, 1990: President
                                 and Chief Executive Officer of
                                 Vermont Gas Systems, Inc. and
                                 affiliated companies

      Director Since(1)          Expiration of Term

          1991                        1997

      Name and Age               Principal Occupation

John H. Howland ...........(48)  President and Chief Operating
                                 Officer, Original Bradford Soap
[Picture of Mr. Howland]         Works, Inc.

      Director Since(1)          Expiration of Term

          1993                        1996


      Name and Age               Principal Occupation

Douglas H. Johnson .......(51)   Since October, 1991: Vice
                                 President and Managing Partner,
                                 Van Leesten & Johnson, Inc.
[Picture of Mr. Johnson]         (business and urban planning
                                 consultants); from 1980 to
                                 October, 1991: President and
                                 Chief Executive Officer, Peerless
                                 Precision, Inc. (aerospace
                                 manufacturing company)

      Director Since(1)          Expiration of Term

          1993                        1996


      Name and Age               Principal Occupation

Dorothy G. Kramer ........(69)   Retired Senior Vice President,
                                 Treasurer and Corporate Secretary,
                                 Taco, Inc. (manufacturers of
[Picture of Mrs. Kramer]         pumping, heat transfer and
                                 hydronic control equipment)

      Director Since(1)          Expiration of Term

          1976                        1995


      Name and Age               Principal Occupation

Paul F. Levy..............(44)   Since February, 1992: Visiting
                                 Lecturer, Massachusetts Institute
                                 of Technology; from 1987 to 1992:
[Picture of Mr. Levy]            Executive Director, Massachusetts
                                 Water Resources Authority (a
                                 public authority)

      Director Since(1)          Expiration of Term


      Name and Age               Principal Occupation

Romolo A. Marsella .......(53)   President, Marsella Development
                                 Corporation (real estate
[Picture of Mr. Marsella]        development)

      Director Since(1)          Expiration of Term

          1993                        1996


      Name and Age               Principal Occupation

M. Anne Szostak............(44)  Since April, 1994: Senior Vice
                                 President, Fleet Financial Group;
                                 from 1991-1994: Chairman,
[Picture of Ms. Szostak]         President and Chief Executive
                                 Officer, Fleet Bank Maine; and
                                 from 1988-1991: Vice
                                 President, Fleet Financial Group


      Director Since(1)          Expiration of Term


      Name and Age               Principal Occupation

Kenneth W. Washburn.......(57)   Chairman and President, Union
                                 Wadding Company (manufacturers of
[Picture of Mr. Washburn]        non-woven textiles)

      Director Since(1)          Expiration of Term

          1975                        1997

      Name and Age               Principal Occupation

W. Edward Wood............(53)   Since May 1991: President, BDS
                                 Management Group (management and
                                 consulting services to a variety
                                 of private businesses); from
                                 November, 1990 to May, 1991: Chief
[Picture of Mr. Wood]            of Staff to Governor-elect and
                                 Governor of Rhode Island; from
                                 January to November, 1990: Chief
                                 of Staff, Phoenix Associates III
                                 (private investment group); and
                                 from October 1984-January 1990:
                                 Principal Consultant, Telesis Inc.
                                 (corporate strategy consulting
                                 firm)

      Director Since             Expiration of Term


(1) The dates before 1981 set forth in this table reflect the years in which certain of the directors were elected directors of The Providence Gas Company ("Providence Gas"), which became a wholly-owned subsidiary of the Corporation on February 1, 1981.

     None of the directors' employers (other than Providence Gas) is an affiliate of the Corporation.

     Except as noted in the foregoing table, all of the directors have been engaged in their present principal occupations in the same or similar capacities during the past five years.

     The Board of Directors held a total of 11 meetings during the fiscal year ended September 30, 1994. The Board has an Audit Committee, consisting of Messrs. Bodell and Marsella, Dr. Disney and Mrs. Kramer. The Audit Committee has responsibility for overseeing the establishment and maintenance of an effective financial control environment, for overseeing the procedures for evaluating the system of internal accounting control, and for evaluating audit performance. The Board has an Executive Committee, consisting of Messrs. Bennett, Bodell, Dodge, Hampton, Howland and Washburn and Mrs. Kramer. The Executive Committee is generally authorized to exercise all of the powers of the Board between meetings of the Board, with certain exceptions. The Board also has a Compensation Committee, consisting of Messrs.
Bennett, Howland, Johnson and Washburn.  The Compensation
Committee makes recommendations to the Board with respect to the compensation to be paid to the Corporation's executive officers. Additionally, the Board has a Nominating Committee, consisting of Messrs. Hampton, Howland, Johnson and Marsella. The Nominating Committee identifies possible candidates and nominates new directors subject to approval by the Board in accordance with the bylaws. The Nominating Committee will consider nominees recommended by shareholders. Suggestions may be directed to the Committee in care of the Secretary of the Corporation at its principal offices. The Audit Committee held two meetings during the fiscal year ended September 30, 1994. During such fiscal year, the Executive Committee held no meetings, the Compensation Committee held three meetings and the Nominating Committee held one meeting. Each director, with the exception of Dr. Disney and Mr. Freeman, who were precluded from attending certain meetings due to scheduling conflicts, attended at least 75 percent of the meetings of the Board of Directors and the committees upon which he or she served.

     The members of the Board of Directors of the Corporation and of the Executive, Audit and Compensation Committees of the Board also constitute the Board of Directors of Providence Gas and the corresponding committees of that board. The directors of the Corporation (who are also directors of Newport America Corporation, another wholly-owned subsidiary of the Corporation) receive annual retainers of $7,000 (except for Mr. Dodge) plus $500 for attendance at each meeting or set of concurrent meetings of the boards of directors of the three corporations. The chairmen of the various committees receive an additional $500 annually for serving in such capacity. Members of committees of the several boards (other than members who are full-time employees of the Corporation or of Providence Gas) receive $400 for attendance at each meeting or set of concurrent meetings of such committees.

     Directors who are not full-time employees of the Corporation are awarded stock options annually on the first business day of each calendar year, the number of shares of the Corporation's common stock covered by such options being determined, in the case of each director, by dividing his or her compensation for services as a director during the preceding year by the closing trading price of the shares on the American Stock Exchange on the last trading day of the preceding year. The closing price on the next business day is the exercise price of the option. The term of each option is 10 years, but no option is exercisable during the first year following its date of grant.

     Options for an aggregate of 7,117, 8,017 and 7,193 shares of common stock were granted during fiscal years 1994, 1993 and 1992, respectively, to the Corporation's directors. The option prices were $19.00, $16.375 and $17.125 per share, respectively.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation and Providence Gas have established lines of credit with five banks, including Fleet Bank. M. Anne Szostak, a nominee for director, is an officer of Fleet Financial Group, the parent of Fleet Bank. The highest outstanding borrowings during the year ended September 30, 1994 from Fleet Bank under the lines of credit and under additional credit facilities were $12 million.
The terms of such lines of credit and of the borrowings under such additional credit facilities were comparable to those which would have been obtained in arm's length transactions.

 EXECUTIVE COMPENSATION

     The following sets forth the compensation paid by the Corporation to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation for services rendered during the last three fiscal years.


Summary Compensation Table


                                             Annual Compensation
  (a)                       (b)                (c)         (d)     (e)

Name                                                              Other
and                                                               Annual
Principal                                                         Compen-
Position                    Year         Salary($)   Bonus($)(1)  sation($)

James H. Dodge              1994         $243,679    $44,142         0

  Chairman,                 1993         $226,486    $44,251         0

  President and             1992         $210,088                    0

  Chief Executive
  Officer

Robert W. Owens             1994         $140,051    $24,426         0

  Vice President            1993         $131,398    $26,523         0

  Operations                1992         $121,590                    0



James DeMetro               1994         $140,029    $24,426         0

  Vice President            1993         $128,959    $26,382         0

  Energy                    1992         $100,000                    0
  Services


William D. Mullin           1994         $121,591    $16,678         0

  Vice President            1993         $115,700    $19,191         0

  Corporate Relations       1992         $108,353                    0



Bruce G. Wilde              1994         $100,518    $14,721         0

  Vice President            1993         $ 98,845    $16,104         0

  Human Resources           1992         $ 89,454                    0

                     Long Term Compensation
                             Awards           Payouts
  (a)                  (f)           (g)        (h)         (i)
Name                Restricted      Securities
and                 Stock           Underlying LTIP      All Other
Principal           Award(s)        Options/   Payouts   Compensation
Position              ($)(1)        SARs        ($)      ($)(2) (3)

James H. Dodge      $29,428                      0         $10,009

  Chairman,         $29,500                      0         $ 9,044
  President and                                  0
  Chief Executive
  Officer

Robert W. Owens     $13,153                      0         $ 4,585
  Vice President    $11,367                      0         $ 4,060
  Operations                                     0


James DeMetro       $13,153                      0         $ 2,182
  Vice President    $11,307                      0         $ 1,652
  Energy                           3,000         0
  Services


William D. Mullin   $ 8,981                      0         $ 4,931
  Vice President    $ 8,225                      0         $ 4,624
  Corporate Relations                            0


Bruce G. Wilde      $ 7,926                      0         $ 4,141
  Vice President    $ 6,902                      0         $ 3,891
  Human Resources                                0




(1) Represents the value of cash awards made (column (d)) and restricted stock awards to be made (column (f)) under the Corporation's 1992 Performance and Equity Incentive Plan (the "Plan"). Because of the Corporation's poor financial results in 1992, there were no awards for that year. The cash awards were paid in December 1993 and 1994. The restricted stock awards for 1993 were paid on March 1, 1994 and, for 1994, will be awarded in March 1995 in the form of shares of common stock of the Corporation valued at the average of the closing prices for such shares on the American Stock Exchange on the last five trading days of February. The stock portion of the awards will not vest until the expiration of five years from the date of grant, and each grant is subject to forfeiture in the event that the recipient is not employed by the Corporation or a subsidiary throughout the five-year period. Notwithstanding, earlier vesting may occur at the discretion of the Board of Directors and will occur upon the happening of certain events, including the termination of the recipient's employment by reason of his or her death or disability, or a "change in control" of the Corporation, as defined in the Plan.
(2) In accordance with transitional provisions of the executive officer compensation disclosure rules adopted by the Securities and Exchange Commission, amounts of "All Other Compensation" are excluded for 1992.

(3) Consists of (i) premiums paid under a group life insurance plan for insurance on officers' lives and attributable to term life insurance coverage, and (ii) contributions to the Corporation's Voluntary Investment Plan. Such premiums and contributions for fiscal year 1994 were as follows:

                                              Voluntary
                  Life Insurance Premiums     Investment Plan

Mr. Dodge                $5,472                   $4,537
Mr. Owens                $2,187                   $2,399
Mr. DeMetro              $2,182                        0
Mr. Mullin               $1,884                   $3,047
Mr. Wilde                $1,560                   $2,581

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option/SAR Values

     No options were exercised during the last fiscal year by any of the executive officers named in the Summary Compensation Table. No stock appreciation rights have been issued by the Corporation. The following table reflects the value of unexercised options held by the named executive officers at fiscal year end:

 (a)                 (b)                (c)


                   Shares Acquired
Name               on Exercise(#)    Value Realized($)

Mr. Dodge             None               N/A

Mr. Owens             None               N/A

Mr. DeMetro           None               N/A

Mr. Mullin            None               N/A

Mr. Wilde             None               N/A


(1) All options are exercisable.

 (a)                 (d)                (e)

                                     Value of
                   Number of         Unexercised
                   Unexercised       In-the-Money
                   Options/SARs at   Options/SARs at
                   FY-End(#)         FY-End($)
                   Exercisable/      Exercisable/
Name               Unexercisable(1)  Unexercisable(1)

Mr. Dodge              15,000           $13,125

Mr. Owens               5,000           $ 3,625

Mr. DeMetro             3,000           $10,125

Mr. Mullin              3,000           $ 2,000

Mr. Wilde               2,000           $ 1,188

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Design

     The Corporation's compensation policies are designed to provide competitive levels of compensation integrating pay with the Corporation's performance goals, reward above average corporate performance, recognize individual initiatives and achievements, and assist the Corporation in attracting and retaining qualified executives in the competitive market in which the Corporation operates.

     The Corporation's executive compensation philosophy embodies the following principles:

     -- utilizes significant at-risk compensation to meet market pay norms
     -- evaluates success through a balance of ratepayer,
        shareholder and company criteria
     -- utilizes a combination of internal and external performance criteria to evaluate success
     -- limits executive salary to market norms
     -- promotes executive stock ownership and retention
     -- promotes shared accountability and team success while recognizing individual contribution.

     Compensation for officers consists of two components: base salary and potential for awards of cash and common stock in accordance with the Corporation's Performance and Equity Incentive Plan, which was approved by the directors in 1992 and by the shareholders at the 1993 annual meeting. The Corporation's current compensation philosophy does not include the award of stock options to officers, the last such grant having been made in 1992.

     The Corporation's target total direct compensation potential, consisting of base salary, cash and stock-based variable pay is designed to achieve external market norms for gas utilities of comparable scope and complexity. Total direct compensation is designed to exceed market norms when the Corporation's results surpass target levels. The Corporation's external gas utility market "model" consists of:

     -- gas utilities which are investor-owned and freestanding
     -- gas utilities of a revenue size primarily spanning
        approximately $75 to $300 million
     -- gas utilities which are headquartered primarily in the Northeast region of the United States.

     The compensation of the Corporation's officers is established by the Board of Directors based on recommendations of the Compensation Committee (the "Committee").



Base Salary

     The base salaries of the Corporation's officers are capped at levels intended to reflect the approximate medians of salaries payable to the officers' peers in positions of comparable responsibility within the natural gas distribution industry. Commencing in fiscal year 1995, officers will be compensated within a fixed compensation band, based on their contributions to the Corporation's performance goals rather than on their individual grade levels, thereby permitting flexibility in changing officers' assignments without the attendant problems associated with movement between grade levels.

Incentive Compensation

     Under the Corporation's Performance and Equity Incentive Plan annual awards in the forms of cash and common stock of the Corporation are paid as compensation to officers based on individual and corporate performance as measured against established goals and objectives. There are three primary categories for the granting of awards under the Plan, namely ratepayer interests, shareholder interests and Committee/Management discretion. The first two categories, ratepayer interests and shareholder interests, are measured quantitatively by reference to the Corporation's performance (as described below). There are also three levels of award participation (threshold, target and maximum) based on achievement of performance goals of the Corporation.

     Included within the ratepayer interests category, which is weighted at 40 percent, are the following two performance criteria, which have been assigned equal weight:

     -- actual three-year average gas cost per Mcf versus regional peer group (20 percent)
     -- actual three-year operations and maintenance expense per customer versus regional peer group (20 percent).

     Included within the shareholder interests category, which is weighted at 40 percent, are the following two performance criteria, which have been assigned equal weight:

     -- actual annual net income as compared to budget on a one-year basis, absent normalization for the effect of weather (20 percent)
     -- actual annual return on equity versus national peer group
        (20 percent).

     The third category, Committee/Management discretion, is weighted at 20 percent and is an annual assessment of the individual contribution of each officer. The Committee makes that assessment with regard to Mr. Dodge. Mr. Dodge makes that assessment with regard to the other officers.

     The awards made and to be made under the Incentive Plan to the officers named in the Summary Compensation Table for the 1994 fiscal year are set forth in the Table.


CEO Compensation

     Consistent with its approach to the base salary levels for all other executive officers, the Committee arrived at the fiscal year 1994 salary for Mr. Dodge by reviewing published market compensation survey results provided by an independent compensation consultant. In arriving at his base compensation for fiscal year 1994, the Committee also considered the substantial improvement in the Corporation's earnings in fiscal year 1993, Mr. Dodge's leadership in the development of and progress on a strategic plan for the Corporation and Providence Gas, and continued profitability of the Corporation's North Attleboro Gas Company subsidiary. In addition, incentive compensation aggregating $73,570 has been or will be paid under the Incentive Plan to Mr. Dodge as set forth in the Summary Compensation Table, based on the achievement of established corporate goals for fiscal 1994. With respect to the specific performance criteria set forth above, the Corporation's 1994 performance produced the following results: exceeded targeted performance for net income; exceeded the threshold but fell short of targeted performance with respect to gas cost per Mcf and operation and maintenance expense per customer; and exceeded the threshold but fell short of the targeted performance with regard to return on equity. The Committee determined that Mr. Dodge's performance was very satisfactory and at target level relative to the discretionary component. Among the factors contributing to this determination were the significant improvement in the Corporation's profits, the implementation of the Corporation's strategic business plan and the display of exemplary leadership skills by Mr. Dodge.




William W. Bennett, Chairman
John H. Howland
Douglas H. Johnson
Kenneth W. Washburn

                [To appear above heading of five year graph]

      Set forth below is a graph comparing the total returns (assuming reinvestment of all dividends) of investments in the Corporation's common stock, the Standard & Poor's Composite Index of 500 Stocks and Edward D. Jones & Co. Natural Gas Distribution Index. The graph assumes $100 invested on September 30, 1989 in the common stock and in each of the indices.

         Comparison of Five Year Cumulative Total Return
        Providence Energy Corporation, S&P 500 Index and
      Edward D. Jones & Co. Natural Gas Distribution Index

           [Five Year Performance Graph-- See Form SE]

Certain Compensation Arrangements


     Providence Gas has entered into agreements with certain of its executive officers, including Messrs. DeMetro, Dodge, Mullin, Owens and Wilde, pursuant to which each of them is employed by Providence Gas for an indefinite period, subject to termination by either party on 30 days' notice to the other. In the case of termination by Providence Gas of any executive officer, without cause, that officer will be entitled to continuance of his or her compensation over the ensuing 12 months.

     If following a "Change in Control" there has been a "Change in Employment Conditions" prior to the exercise by an officer of his or her termination rights under his or her agreement, or if the termination of employment of the officer by the Company is without cause, the officer is entitled to be paid an amount equal to (i) the aggregate of his or her base compensation paid or payable with respect to the 36 months of employment next proceeding the date of termination plus (ii) the aggregate of the amounts paid or payable under the Corporation's Performance and Equity Incentive Plan (or such other incentive plan of the Corporation as may be in effect from time to time) for the three full fiscal years next preceding the date of termination. Such amount is payable over the 24 month period next following the date of termination.

     A Change in Control is defined in the agreements as, generally, any transfer of all or substantially all of the assets of Providence Gas, certain reorganizations of the Corporation, and the acquisition by any person of the beneficial ownership of 30 percent or more of the common stock of Providence Gas or the Corporation. A Change in Employment Conditions is defined in the agreements as, in general, any substantial change in the nature of the officer's employment by Providence Gas, including any substantial change in his or her position, duties, responsibilities and status with Providence Gas (other than changes occasioned by his or her retirement, permanent disability or death), any failure by Providence Gas to increase the officer's salary at a rate commensurate with the average rate of increases, from time to time, in the salaries of all of the officers of Providence Gas, or any relocation of the principal executive offices of Providence Gas or the officer's place of employment from the Providence, Rhode Island area.

     In each case, the officer's annual compensation under his or her employment agreement will be established by the Board of Directors of Providence Gas from time to time, subject to a minimum equivalent to the previous year's base compensation.

Retirement Plan

     Providence Gas presently has in effect non-contributory retirement plans for the benefit of its bargaining unit and non-bargaining unit employees, respectively. The retirement plan for the non-bargaining unit employees (the "Plan") provides for the payment of fixed benefits upon normal retirement at age 65 on the basis of years of service and covered compensation of each employee. Officers are eligible to participate in the Plan, but directors are not eligible unless they are otherwise full-time employees of Providence Gas. Covered compensation includes basic compensation, and does not include overtime, premium pay or
bonuses.   All covered compensation of executive officers for
fiscal year 1994 is included in the Summary Compensation Table set forth above. Annual retirement benefits are equal to two percent of the employee's "average pay" (the average of the total annual compensation during the 36 months immediately preceding retirement) less one and two-thirds percent of the employee's primary Social Security benefit, multiplied by the Employee's years of credited service (not exceeding 30 years), plus one and one-half percent of the employee's "average pay" times the number of the employee's years of credited service in excess of 30 years.

     Examples of maximum annual full retirement benefits payable under the Plan to employees, including officers, are set forth in the table below, and are based on the assumption that an employee shall have retired at the normal retirement age of 65.

                                         Years of Service

Average Pay           15       20       25       30       35

$  100,000 .........26,558   35,411   44,264   53,117   60,617
$  125,000 .........34,058   45,411   56,764   68,117   77,492
$  150,000 .........41,558*  55,411*  69,263*  83,117*  94,367*
$  175,000 .........41,558*  55,411*  69,263*  83,117*  94,367*
$  200,000 .........41,558*  55,411*  69,263*  83,117*  94,367*
$  225,000 .........41,558*  55,411*  69,263*  83,117*  94,367*
$  250,000 .........41,558*  55,411*  69,263*  83,117*  94,367*
$  300,000 .........41,558*  55,411*  69,263*  83,117*  94,367*
$  350,000 .........41,558*  55,411*  69,263*  83,117*  94,367*


     * The maximum permissible compensation limit payable under a qualified plan in 1994.

     For the fiscal year ended September 30, 1994, the years of service credited for retirement benefits for the individuals named in the Summary Compensation Table are as follows: James DeMetro - one year; James H. Dodge - three years; William D. Mullin - 20 years; Robert W. Owens - 15 years; and Bruce G. Wilde
- - 22 years.






      In addition to the Plan discussed above, Providence Gas maintains a Supplemental Retirement Plan (the "Supplemental Plan") which, on an unfunded basis, provides for additional retirement benefits for all executive officers, including those named in the Summary Compensation Table. In the case of an officer retiring at age 65, the annual benefits under the Supplemental Plan are equal to 65 percent of one-third of the officer's highest total compensation over any consecutive 36 months during the last 120 months of his or her employment, less
(i) the normal retirement benefits payable to the officer under the Plan described above or under any other retirement plan of any third party and (ii) the officer's annual Social Security benefit. A participant who has reached age 60 with at least 10 years of employment by Providence Gas is eligible for early retirement, in which case, if the officer's early retirement date falls on or after his or her 62nd birthday and has attained 25 years of credited service, he or she is entitled to receive his or her full unreduced benefit commencing on his or her actual retirement date. If the officer's early retirement date falls prior to his or her 62nd birthday, he or she is entitled to receive a benefit which is the actuarial equivalent of the foregoing benefit, commencing on his or her actual retirement date, plus a temporary annuity, commencing on the later of his or her retirement and his or her 60th birthday and payable until his or her 62nd birthday, of an amount equal to his or her Social Security benefit. If a participant becomes disabled and thereafter receives monthly disability payments under the Providence Gas long term disability insurance plan, he or she will receive no retirement benefits until he or she reaches age 65, at which time benefits will commence to be payable in the same amount as if the participant had retired at age 65.

Voluntary Investment Plan

     Effective October 1, 1991, the Corporation adopted a Voluntary Investment Plan (the "Plan") for the non-bargaining unit employees of the Corporation and its subsidiaries. The Plan was extended to certain bargaining-unit employees effective January 1, 1992. Each employee who has attained age 21 and has earned at least 1,000 hours of service during his or her first 12 months of employment, or during any calendar year thereafter, is eligible to participate in the Plan.

     A participating employee may contribute from one percent to 18 percent of his or her compensation to the Plan, up to the $9,240 annual maximum currently permitted by the Internal Revenue
Service.

The Corporation will contribute $.40 for each $1.00 contributed by a participating employee, up to six percent of the employee's compensation. At the option of the employee, the contributions are invested in one or more of a variety of funds, including a fund consisting solely of shares of the Corporation's common stock.

                SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT

     On December 2, 1994, to the best of the Corporation's knowledge, no person (including any "group", as that terms is used in Section 13(d)(3) of the Securities Exchange Act of 1934) was the beneficial owner of more than five percent of the Corporation's outstanding common stock, $1 par value (there being no other voting securities of the Corporation outstanding).

     The following table reflects as of December 2, 1994, the beneficial ownership of shares of common stock of the Corporation (ignoring fractional shares) by directors, nominees for director, and officers of the Corporation (all shares being owned directly, except as otherwise noted):

Shares Beneficially Owned*
Name of Individual or                             Shares Subject
Identification of Group             Issued Shares   to Options**

William W. Bennett ..............     1,171 (1)        4,102
Gilbert R. Bodell, Jr. ..........     1,094 (2)        4,475
James DeMetro ...................       873            3,000
Diane M. Disney .................       200             none
James H. Dodge ..................     2,793 (3)       15,000
Robert P. Freeman ...............       900            4,660
Louis R. Hampton ................    13,467 (4)        3,591
John H. Howland .................       100              702
Douglas H. Johnson ..............        75              687
Dorothy G. Kramer ...............     2,324            4,385
Paul F. Levy.....................       200             none
Romolo A. Marsella ..............     1,256 (5)          682
William D. Mullin ...............     3,388            3,000
Robert W. Owens .................     1,812 (6)        5,000
M.Anne Szostak...................       100             none
Kenneth W. Washburn .............       450            4,724
Bruce G. Wilde...................       480            2,000
W. Edward Wood...................       200             none
All Directors, Nominees and Officers
as a Group ......................    33,461 (7)       58,508







     * The beneficial ownership of shares of directors and officers of the Corporation (including shares subject to options) in no individual case exceeded one percent of the outstanding common stock of the Corporation. Such ownership represented in the aggregate approximately one percent of the outstanding common stock.

     ** To the extent exercisable within 60 days.









_____________

(1) Includes 1,138 shares held as custodian for Mr. Bennett's children.
(2) Includes 792 shares held by Mr. Bodell's wife.
(3) Includes 1,100 shares held by Mr. Dodge's wife.
(4) Includes 7,588 shares held by Mr. Hampton's wife.
(5) Includes 578 shares held by Mr. Marsella's wife as custodian for a child.
(6) Includes 492 shares held by Mr. Owens' wife as custodian for their children.
(7) Includes 20,603 shares held directly, and 12,858 shares held indirectly.


                      SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including directors of the Corporation, to file reports with the Securities and Exchange Commission reflecting their transactions in shares of the Corporation's common stock.

     During 1993 Raymond F. Allen, who resigned as Vice President of the Corporation in March 1994, inadvertently failed to file reports reflecting the reallocation of Company stock in a 401(k) Plan. Mr. Allen reflected the transaction in his amended Form 5 filed following the end of the current fiscal year.




     Romolo A. Marsella, a director of the Corporation, inadvertently failed to file a Form 4 reflecting the purchase in January, 1994 of 560 shares as custodian for a child and 560 shares by his wife as custodian for a child. The purchases were reported in his Form 4 filed in March 1994.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen, LLP acted as independent public accountants to audit the books of the Corporation for the fiscal year ended September 30, 1994. It is expected that a representative of Arthur Andersen, LLP will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions. No accountants have yet been selected to audit the books of the Corporation for the fiscal year ending September 30, 1995; the Board of Directors is currently reviewing various alternatives in an effort to secure the highest quality auditing services at the most reasonable costs.


                     ADDITIONAL INFORMATION

     The Corporation will provide without charge to each shareholder entitled to vote at the annual meeting, on the written request of any such shareholder, a copy of the Corporation's annual report to the Securities and Exchange Commission on Form 10-K for the year ended September 30, 1994. Requests for copies of such report should be addressed to the Corporation at 100 Weybosset Street, Providence, Rhode Island 02903, Attention: Investor Relations.


                PROPOSALS FOR 1996 ANNUAL MEETING


     If a shareholder intending to present a proposal at the 1996 annual meeting (presently anticipated to be held during the month of January, 1996) wishes to have such proposal included in the Corporation's proxy statement and form of proxy relating to the meeting, the shareholder will be required to submit the proposal to the Corporation not later than August 25, 1995.


















                          OTHER MATTERS



     No business other than that set forth in the attached notice of meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Corporation. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in which they consider the best interests of the Corporation.

     You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.



                        By Order of the Board of Directors






                        Alycia L. Goody, Secretary



Dated:  December 19, 1994